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Exhibit 99.1

        [Methode Electronics, Inc. Logo]

News Release

For:	Methode Electronics, Inc. 7401 West Wilson Avenue Chicago, IL 60706	Contact:	Joey Iske Director of Investor Relations 708-457-4060 jiske@methode.com

Methode Electronics Settles Shareholder Lawsuit

CHICAGO, July 30 /PRNewswire-FirstCall/—Methode Electronics, Inc. (Nasdaq: METHA) announced today that it has reached a new settlement with the plaintiff of the September 13, 2002 Class A shareholder lawsuit with regards to the new agreement that the Company entered into with the William J. McGinley Marital Trusts and affiliated family members (the "McGinley Trusts") announced on July 21, 2003.

Under the new settlement, Methode has agreed (as had been agreed in the original settlement) to declare and pay a special dividend of $0.04 per Class A share to the Class A shareholders within 60 days after the acquisition of the balance of the Class B common shares by merger or purchase. This settlement, which is subject to court approval, also provides for the dismissal of the litigation with prejudice and release of claims against all defendants.

Donald W. Duda, President of Methode, said: "We are pleased to announce this settlement. Methode is now promptly proceeding to call a shareholders' meeting for a merger to effectuate the elimination of the Company's dual class corporate structure."

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures, and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.

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Methode Electronics Settles Shareholder Lawsuit